ImmuCell Announces Financial Results for 2010

PORTLAND, ME -- (Marketwire - February 09, 2011) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the quarter and year ended December 31, 2010.

For the three-month period ended December 31, 2010, product sales increased by 9%, or $89,000, to $1,123,000 in comparison to the same period in 2009. For the year ended December 31, 2010, product sales decreased by 3%, or $120,000, to $4,386,000 in comparison to 2009.

"A 13% increase in sales of First Defense® during the fourth quarter of 2010 over the fourth quarter of 2009 gives us some optimism that we may be turning the corner for the better in what has been a very difficult dairy economy since 2008," commented Michael F. Brigham, President and CEO. "We increased our investment in the sales and marketing of First Defense® during 2010, while we advance towards the completion of the development of Mast Out®."

The loss before income taxes was $231,000 during the three-month period ended December 31, 2010 in comparison to a loss before income taxes of $89,000 during the same period in 2009. The net loss was $128,000, or $0.04 per share, during the three-month period ended December 31, 2010 in comparison to a net loss of $15,000, or $0.01 per share, during 2009.

The loss before income taxes was $683,000 during the year ended December 31, 2010 in comparison to a loss before income taxes of $429,000 during the same period in 2009. The net loss was $385,000, or $0.13 per share, during the year ended December 31, 2010 in comparison to a net loss of $216,000, or $0.07 per share, during 2009.

"After nine consecutive years of profitability, our losses in 2008, 2009 and 2010 reflect our strategic decision to make a significant and controlled investment in the development of Mast Out®," added Mr. Brigham.

Cash, cash equivalents and short-term investments increased by 1%, or $41,000, to $4,626,000 at December 31, 2010 as compared to $4,585,000 at December 31, 2009. Stockholders' equity decreased by 4%, or $340,000, to $9,282,000 at December 31, 2010 as compared to $9,622,000 at December 31, 2009. The Company had 2,974,000 shares of common stock outstanding as of December 31, 2010.

                                          (Unaudited)
                                          Three Months     Twelve Months
                                             Ended             Ended
                                          December 31,      December 31,
                                        ----------------  -----------------
(In thousands, except per share amounts)  2010     2009     2010     2009
                                        -------  -------  -------- --------

Product sales                           $ 1,123  $ 1,034  $  4,386 $  4,506
Cost of goods sold                          536      443     2,084    2,108
                                        -------  -------  -------- --------
  Gross margin                              587      591     2,302    2,398

Product development expenses                442      395     1,493    1,645
Sales, marketing and administrative
 expenses                                   365      296     1,499    1,283
                                        -------  -------  -------- --------
  Other operating expenses                  807      691     2,992    2,928
                                        -------  -------  -------- --------

NET OPERATING LOSS                          220      100       690      530

Other (expenses) revenues, net              (11)      11         7      102
                                        -------  -------  -------- --------

LOSS BEFORE INCOME TAXES                    231       89       683      428

Income tax benefit                          103       74       298      212
                                        -------  -------  -------- --------

NET LOSS                                $   128  $    15  $    385 $    216
                                        =======  =======  ======== ========

Weighted average common shares
 outstanding:
  Basic                                   2,971     2,971    2,971    2,959
  Diluted                                 2,971     2,971    2,971    2,959

NET LOSS PER SHARE:
  Basic                                 $  0.04  $   0.01 $   0.13 $   0.07
  Diluted                               $  0.04  $   0.01 $   0.13 $   0.07

                                                  At December  At December
                                                    31, 2010     31, 2009
                                                  ------------ ------------

Cash, cash equivalents and short-term investments $      4,626 $      4,585
Total assets                                            10,751        9,985
Net working capital                                      6,441        5,944
Stockholders' equity                              $      9,282 $      9,622

About ImmuCell:

ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106